EXHIBIT 1.1

Execution Copy

INVESTMENT AGREEMENT

INVESTMENT AGREEMENT (this “Agreement”), dated as of August 6, 2013, by and among Cumulus Media Inc., a Delaware corporation (the “Company”), Cumulus Media Holdings Inc. (f/k/a Cadet Holding Corporation), a Delaware corporation and wholly owned subsidiary of the Company (“Holdco”), and each purchaser signatory hereto (collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company proposes to offer and sell to the Purchasers, and the Purchasers, severally, propose to purchase from the Company, upon the terms set forth herein, an aggregate number of shares, equal to the Series B Share Total (as defined below), of a newly designated series of preferred stock of the Company to be titled the “Series B Preferred Stock,” $1,000 liquidation preference per share, having the terms and conditions set forth in the certificate of designations establishing the same in the form attached hereto as Exhibit A (the “Certificate of Designations”);

WHEREAS, subject to the provisions of the Certificate of Designations, the Majority Holders (as defined in the Certificate of Designations) shall have the right (but not the obligation) to elect to cause the exchange of all of the outstanding shares of Series B Preferred Stock, at any time before the maturity date of the Series B Preferred Stock, for one or more subordinated unsecured notes (the “Subordinated Unsecured Notes”) to be issued by Holdco, which Subordinated Unsecured Notes shall have an aggregate principal amount equal to the liquidation preference of the shares (or fractions thereof) of Series B Preferred Stock to be so exchanged and shall have the terms set forth in, and shall be issued pursuant to, an indenture (the “Subordinated Unsecured Note Indenture”) in the form attached hereto as Annex A hereto; and

WHEREAS the Series B Preferred Stock shall be issued and sold to the Purchasers in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”).

AGREEMENT

In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a Person, another Person that directly or indirectly, through one or more intermediaries, control, is controlled by, or is under common control with, the first-mentioned Person. For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by contract or otherwise.

“Closing” means the closing of the issuance and sale by the Company to the Purchasers, and the purchase by the Purchasers, of the Shares as provided herein.

“Closing Date” means the date of the Closing, which shall occur on the Series A Redemption Date.

“Communications Act” means the Communications Act of 1934, as amended.

“Company Report” means final registration statement, prospectus, report, schedule or definitive proxy statement filed by the Company with the SEC.

“DTC” means The Depository Trust Company.

“FCC” means the Federal Communications Commission.

“FCC Regulations” means the rules, regulations, published decisions, published orders and policies promulgated by the FCC and in effect from time to time.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

“Holder” has the meaning ascribed to it in the Certificate of Designations.

“Lien” means any liens, pledges, charges and security interests and similar encumbrances.

“Material Adverse Effect” means any change, effect, event, occurrence or state of facts that has had or is reasonably likely in the future to have, individually or when considered with other effects, a material adverse effect on with respect to the Company or Holdco (i) the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole or (ii) the ability of the Company or Holdco to timely consummate the transactions contemplated hereby.

“Non-U.S. Person” means any Person that, for purposes of the Communications Act (including Section 310(b) of the Communications Act) and the FCC Regulations, is an alien, or a representative of an alien, or a foreign government or representative thereof, or a corporation organized under the laws of a foreign country (each an “Alien,” and, collectively, “Aliens”), or any other entity (1) that is subject to or deemed to be subject to control by Aliens or (2) the majority of which is owned, controlled on a de jure or de facto basis by, voted by, or held for the benefit of, Aliens.

“Person” means any individual (in any capacity) or legal entity, including a Governmental Entity.

“Representative” means, with respect to any Person, any officer, director, employee, investment banks, attorney or other advisor or representative of such Person.

“SEC” means the Securities and Exchange Commission.

“Series A Redemption Date” means August 20, 2013, or such other date agreed to by the Company and the Purchasers.

“Series B Share Total” means the sum of (i) 75,767 and (ii) a fraction (rounded up to the nearest whole number) whose numerator is the amount of accrued but unpaid dividends in respect of the Company’s Series A Preferred Stock as of the Series A Redemption Date and whose denominator is $1,000; provided, however, that the amount of such accrued but unpaid dividends shall be agreed to between the Company and the Purchasers no later than the day immediately preceding the Closing Date.

“Trustee” means the trustee, from time to time, under the Subordinated Unsecured Note Indenture, which trustee shall satisfy the requirements set forth in Section 310 of the Trust Indenture Act of 1939, as amended, and the rules thereunder, applicable to a person to be a trustee under an indenture to be qualified under such Act.

ARTICLE 2

PURCHASE; CLOSING; CERTAIN COVENANTS

2.1 Purchase and Sale of New Shares. Subject to the terms and conditions hereof, the Company hereby agrees to issue to each Purchaser, on the Closing Date, and each Purchaser, severally, hereby agrees to purchase from the Company, on the Closing Date, a number of shares of Series B Preferred Stock equal to the product (rounded up to the nearest whole number) of the Series B Share Total and the percentage set forth opposite the name of such Purchaser in Schedule I hereto, at a purchase price in cash equal to one thousand dollars ($1,000) per share (the “Purchase Price”), paid in accordance with Section 2.2. The shares of Series B Preferred Stock to be sold to each Purchaser pursuant hereto are herein referred to as the “Shares.” The Shares shall be initially registered in the respective names of the Purchasers, as the same is reflected in the Purchasers’ respective signature pages hereto.

2.2 Payment of Purchase Price. Subject to the terms and conditions hereof, each Purchaser, severally, agrees that, on the Closing Date, such Purchaser shall deliver the Purchase Price for the Shares to be purchased by such Purchaser pursuant hereto in cash to the Company, or as directed by the Company in writing, by wire transfer of immediately available funds to the account or accounts as directed by the Company in writing.

2.3 Company Deliverables. At the Closing, the Company shall deliver, or cause to be delivered, the following to each Purchaser:

(a) the Shares being purchased by such Purchaser pursuant hereto, by book entry transfer through the facilities of DTC for the account(s) of such Purchaser; provided,

however, that if, after using commercially reasonable efforts, the Company is unable to so deliver the Shares through the facilities of DTC, then the Shares shall be delivered to such Purchaser in such manner as may be mutually agreed between such Purchaser and the Company;

(b) a certificate, dated as of the Closing Date, signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company, certifying as to the fulfillment of the conditions set forth in Sections 6.3(a) and 6.3(b) by the Company;

(c) evidence of the filing of the Certificate of Designations with the Delaware Secretary of State; and

(d) a certificate of the Secretary of the Company certifying as to the authenticity of the following documents to be attached as exhibits to such certificate: (1) the amended and restated certificate of incorporation of the Company (which shall not have been amended since the date hereof) as in effect as of the Closing Date; (2) a copy of the bylaws of the Company (which shall not have been amended since the date hereof) as in effect as of the Closing Date; and (3) all resolutions of the Company’s Board of Directors relating to the issuance and sale of the Shares.

2.4 Holdco Deliverables. At the Closing, Holdco shall deliver, or cause to be delivered, the following to each Purchaser:

(a) a certificate, dated as of the Closing Date, signed on behalf of Holdco by the Chief Executive Officer or the Chief Financial Officer of Holdco, certifying as to the fulfillment of the conditions set forth in Sections 6.3(a) and 6.3(b) by Holdco;

(b) a certificate of the Secretary of the Holdco certifying as to the authenticity of the following documents to be attached as exhibits to such certificate: (1) the amended and restated certificate of incorporation of the Holdco (which shall not have been amended since the date hereof) as in effect as of the Closing Date; (2) a copy of the bylaws of Holdco (which shall not have been amended since the date hereof) as in effect as of the Closing Date; and (3) all resolutions of Holdco’s Board of Directors relating to the issuance and sale of the Subordinated Unsecured Notes.

2.5 Purchaser Deliverables. At the Closing, each Purchaser shall deliver, or cause to be delivered, the following:

(a) to the Company, payment of the Purchase Price as provided in Section 2.2; and

(b) to the Company and Holdco, a certificate, dated as of the Closing Date, signed on behalf of each Purchaser by an authorized signatory of such Purchaser, certifying as to the fulfillment of the conditions set forth in Sections 6.2(a) and 6.2(b) by such Purchaser.

2.6 Series A Preferred Redemption. The Company shall, not later than the business day following the date of this Agreement, provide notice of redemption to the holder of the Company’s outstanding Series A Preferred Stock, with such notice to be given in the manner, and to set forth the information required by, the Certificate of Designations for the Series A Preferred Stock, and which notice shall indicate the Series A Redemption Date.

2.7 Non-U.S. Person Status. If and when as may be reasonably requested by the Company from time to time in connection with the Company’s establishing its compliance with the Communications Act, each Purchaser shall provide to the Company such information as may be reasonably required to allow the Company to confirm whether such Purchaser is a Non-U.S. Person.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser as follows:

(a) Valid Issuance. The Shares to be issued pursuant to this Agreement will be duly authorized and validly issued and, at the Closing, all such Shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and will be free and clear of all Liens.

(b) Corporate Existence; Authority; No Violation; Consents.

(1) The Company is a corporation validly existing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(2) The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly approved by the Company’s board of directors, and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Holdco and each Purchaser) constitutes the valid and enforceable obligation of the Company, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

(3) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will violate any provision of the Company’s amended and restated certificate of incorporation or bylaws.

(c) Company Reports. Except as would not have a Material Adverse Effect, (1) none of the Company Reports filed by the Company since December 31, 2012, as of the date of such Company Report (or, if amended prior to the date hereof, as of the date of the last amendment and filing thereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of circumstances under which they were made, not misleading; and (2) the Company has timely filed all Company Reports that were required to be filed by the Company since December 31, 2012 and has complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(d) No Consents. No approval, consent, authorization, or other action by, or notice to, or filing with, any Governmental Entity or under applicable law or the Company’s amended and restated certificate of incorporation or bylaws, and no lapse of a waiting period under any requirements of law in effect on the date hereof, is required in connection with the execution and delivery by the Company of this Agreement or the performance by the Company of its obligations hereunder, other than any such approvals, consents, actions, notices, filing or lapses as have heretofore been complied with.

(e) No Registration; Status of Shares. Assuming the accuracy of the representations and warranties of each Purchaser, (i) the issuance and sale of the Shares by the Company hereunder are exempt from the registration and prospectus-delivery requirements of the Securities Act. The Shares will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or quoted in a U.S. automated inter-dealer quotation system, in each case within the meaning of Rule 144A(d)(3)(i) under the Securities Act.

3.2 Representations and Warranties of Holdco. Holdco hereby represents and warrants to each Purchaser as follows:

(a) Corporate Existence; Authority; No Violation; Consents.

(1) Holdco is a corporation validly existing under the laws of the State of Delaware. Holdco has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(2) Holdco has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Holdco and the consummation of the transactions contemplated hereby have been duly and validly approved by Holdco’s board of directors, and no other corporate proceedings on the part of Holdco are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Holdco and (assuming the due authorization, execution and delivery by the Company and each Purchaser) constitutes the valid and enforceable obligation of Holdco, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

(3) Neither the execution and delivery of this Agreement by Holdco, nor the consummation by Holdco of the transactions contemplated hereby, nor compliance by Holdco with any of the terms or provisions of this Agreement, will violate any provision of Holdco’s amended and restated certificate of incorporation or bylaws.

(b) No Consents. No approval, consent, authorization, or other action by, or notice to, or filing with, any Governmental Entity or under applicable law or Holdco’s amended and restated certificate of incorporation or bylaws, and no lapse of a waiting period under any requirements of law in effect on the date hereof, is required in connection with the execution and delivery by Holdco of this Agreement or the performance by Holdco of its obligations hereunder, other than any such approvals, consents, actions, notices, filing or lapses as have heretofore been complied with.

(c) Subordinated Unsecured Note Indenture and Subordinated Unsecured Notes. The Subordinated Unsecured Note Indenture has been duly authorized by Holdco and, when executed and delivered by Holdco and the Trustee, will constitute the valid and enforceable obligation of Holdco, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability. The Subordinated Unsecured Notes issuable upon exchange of any shares (or fractions thereof ) of Series B Preferred Stock have been duly authorized by Holdco and, when executed and delivered by Holdco and authenticated by the Trustee in accordance with the Subordinated Unsecured Note Indenture, will constitute valid and enforceable obligations of Holdco, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

3.3 Representations and Warranties of the Purchasers. Each Purchaser, severally, hereby represents and warrants to the Company and Holdco as follows:

(a) Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Purchaser has corporate or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b) Authority; No Violation; Consents.

(1) Such Purchaser has the corporate or other power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Purchaser and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors or other governing body of such Purchaser, and no other corporate or other proceedings on the part of such Purchaser are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Purchaser and (assuming due authorization, execution and delivery by the Company and Holdco) constitutes the valid and enforceable obligation of such Purchaser, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

(2) Assuming the truth and accuracy of the representations and warranties of the Company contained in Section 3.1(b)(3), neither the execution and delivery of this Agreement by such Purchaser, nor the consummation by such Purchaser of the transactions contemplated hereby, nor compliance by such Purchaser with any of the terms or provisions of this Agreement, will violate any provision of the organizational or governing documents of such Purchaser.

(c) Purchase for Investment. Such Purchaser acknowledges that the offer and sale of the Shares have not been registered under the Securities Act or under any state securities laws. Such Purchaser (1) is acquiring the Shares pursuant to an exemption from registration under the Securities Act with no present intention to distribute any of the Shares to any Person in violation of the Securities Act, (2) acknowledges that it shall be prohibited from selling or otherwise disposing of any of the Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (4) is a “qualified institutional buyer” (as that term is defined by Rule 144A under the Securities Act).

ARTICLE 4

COVENANTS

4.1 Regulatory Matters. The Company and Holdco, on the one hand, and the Purchasers, on the other hand, will cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file, or cooperate in the filing of, all necessary documentation, including all applications, notices, reports and petitions, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated hereby and to comply in all material respects with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The Company and Holdco, on the one hand, and each Purchaser, on the other hand, will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Holdco or such Purchaser, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated hereby. In exercising the foregoing right, the Company and Holdco, on the one hand, and each Purchaser, on the other hand, will act reasonably and as promptly as practicable. The Company and Holdco, on the one hand, and each Purchaser, on the other hand, will consult with each other with respect to the efforts to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated hereby, and each party will keep the other apprised of the status of those efforts. The Company and Holdco, on the one hand, and each Purchaser, on the other hand, will promptly advise the other parties upon receiving any communication from any Governmental Entity relating to any consent or approval which is required for consummation of the transactions contemplated hereby.

4.2 Subordinated Unsecured Note Indenture; Delivery of Subordinated Unsecured Notes. Upon the exchange of the Series B Preferred Stock in accordance with the Certificate of Designations, Holdco shall promptly execute and deliver, and cause the initial Trustee to execute and deliver, the Subordinated Unsecured Note Indenture. Holdco shall pay the fees and expenses of each Trustee under the Subordinated Unsecured Note Indenture, as shall be agreed to between Holdco and such Trustee. Each Subordinated Unsecured Note to be delivered upon exchange of any shares (or fractions thereof) of Series B Preferred Stock shall, unless the Person to whom such Subordinated Unsecured Note are to be issued requests delivery of physical certificates in lieu thereof, be delivered to such Person by book entry transfer through the facilities of DTC for the account(s) of such Person.

4.3 DTC. The Company shall use its commercially reasonable efforts to cause the shares of Series B Preferred Stock, and Holdco shall cause the Subordinated Unsecured Notes issuable upon exchange of the Series B Preferred Stock, to be included in the book-entry settlement system of DTC, and each of the Company and Holdco shall comply with all of its obligations set forth in its representations letter to DTC relating to such inclusion. Without limiting the generality of the foregoing, the Company and Holdco shall obtain appropriate CUSIP numbers for the Series B Preferred Stock and the Subordinated Unsecured Notes.

4.4 Automatic Exchange from Restricted to Unrestricted CUSIP. At such time (the “Resale Restricted Termination Date”) when the Series B Preferred Stock shall be freely transferable pursuant to Rule 144(b)(1) under the Securities Act (or any successor provision), the Company shall promptly cause an automatic exchange (the “Automatic Exchange”) of global securities (the “Restricted Global Securities”) identified by a Rule 144A CUSIP number representing the Series B Preferred Stock for global securities (the “Unrestricted Global Securities”) of identical liquidation preference and identified by an unrestricted CUSIP number representing the Series B Preferred Stock in the manner set forth in this Section 4.4 and as contemplated by DTC Important Notice #4903-09 (April 1, 2009) (and any successor notices or related policies of DTC). The Automatic Exchange shall be effected without any required action by or on behalf of the Holder(s). At least fifteen (15) days but not more than thirty (30) days before the Resale Restricted Termination Date, the Company deliver a notice of Automatic Exchange (the “Automatic Exchange Notice”) to each Holder, which Automatic Exchange Notice shall identify the securities subject to the Automatic Exchange and shall state: (1) the date of the Automatic Exchange; (2) the CUSIP number of the Restricted Global Securities being exchanged; and (4) the CUSIP number of the Unrestricted Global Securities for which such Restricted Global Securities are being exchanged. If an Unrestricted Global Security is not then outstanding at the time of the Automatic Exchange, then the Company shall execute and deliver to DTC an Unrestricted Global Security (it being understood that the Company may elect that its transfer agent act as custodian for DTC for these purposes).

4.5 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the Company and Holdco will, and will cause each of their respective subsidiaries to, afford to each Purchaser and its Representatives, reasonable access, during normal business hours during the period prior to the Closing Date, to all its personnel, properties, books, contracts, commitments and records, and, during such period, will, and will cause each of their respective subsidiaries to, make available to the Purchasers (1) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (2) all other information concerning its business, properties and personnel as the other may reasonably request. None of the Company, Holdco or any of their respective subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company, Holdco or their respective subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In addition to the foregoing, during such period, each of the Company and Holdco will use its reasonable best efforts to (A) afford each Purchaser and its authorized Representatives full and free access, during regular business hours, to the Company’s and Holdco’s personnel and allow such Purchaser to hold meetings with such personnel; (B) afford each Purchaser the right to visit and inspect the Company’s and Holdco’s properties; and (C) provide each Purchaser with copies of the Company’s and Holdco’s weekly pacing reports and monthly “P&L” reports on a market basis and any other reports reasonably requested by the Purchaser.

(b) From and after the Closing Date, each party shall, and shall cause its Affiliates and Representatives to, treat all materials and information provided pursuant to this Agreement as confidential. Notwithstanding the foregoing, the restrictions set forth in this Section 4.5(b) shall not apply to the extent that any Person otherwise restricted hereunder can demonstrate that the applicable information (1) was acquired on a non-confidential basis by such Person, (2) is in the public domain through no fault of such Person or any of its Affiliates or Representatives or (3) is required to be disclosed by applicable law (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) after providing prompt written notice of such request to the extent practical and permitted so that the other Party may seek an appropriate protective order or other appropriate remedy.

(c) No investigation by any party or its Representatives will affect the representations and warranties of any party set forth in this Agreement.

4.6 Expenses. The Company shall reimburse the Purchasers for the reasonable fees and expenses of their counsel up to the amount previously agreed upon by the parties.

4.7 Rule 144A Information. The Issuer shall, for so long as any Shares of Series B Preferred Stock are outstanding, furnish to any holder of the Series B Preferred Stock, any prospective holder of the Series B Preferred Stock and persons acting on either of their behalf, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

ARTICLE 5

USE OF PROCEEDS

5.1 Use of Proceeds. The Company will use the aggregate Purchase Price to redeem and retire all of the Company’s outstanding Series A Preferred Stock, which reacquisition shall be effected by redemption to be consummated no later than the Closing Date.

ARTICLE 6

CLOSING CONDITIONS

6.1 Conditions of Each Party to Closing. The obligations of each party to effect the Closing will be subject to the satisfaction, or waiver by such party, at or prior to the Closing of the condition that (a) no injunction preventing the consummation of the transactions contemplated hereby shall be in effect; and (b) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the transactions contemplated hereby.

6.2 Conditions of the Company and Holdco to Closing. The obligation of the Company and Holdco to effect the Closing with respect to each Purchaser is also subject to the satisfaction, or waiver by the Company and Holdco, at or prior to the Closing, of the following conditions:

(a) Representations. The representations and warranties of such Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date); provided, however, that this condition shall be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate would have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated hereby at the Closing Date (ignoring solely for purposes of this proviso any reference to materiality qualifiers contained in such representations and warranties), and the Company and Holdco shall have received a certificate signed on behalf of such Purchaser by an authorized signatory of such Purchaser to the foregoing effect.

(b) Performance of Obligations of such Purchaser. Such Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company and Holdco shall have received a certificate signed on behalf of such Purchaser by an authorized signatory of such Purchaser to such effect.

(c) Purchaser Closing Deliverables. Such Purchaser shall have delivered, or caused to be delivered, to the Company or Holdco, as applicable, the items set forth in Section 2.5 applicable to it.

6.3 Conditions of Each Purchaser to the Investment Closing. The obligation of each Purchaser to effect the Closing is also subject to the satisfaction or waiver by such Purchaser at or prior to the Closing of the following conditions:

(a) Representations. The respective representations and warranties of the Company and Holdco set forth in Sections 3.1 and 3.2, respectively, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct in all material respects as of such date), and each Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, and a certificate signed on behalf of Holdco by the Chief Executive Officer or the Chief Financial Officer of Holdco, each to the foregoing effect.

(b) Performance of Obligations of the Company and Holdco. Each of the Company and Holdco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and each Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, and a certificate signed on behalf of Holdco by the Chief Executive Officer or the Chief Financial Officer of Holdco, each to such effect.

(c) Company and Holdco Closing Deliverables. The Company and Holdco shall have delivered, or caused to be delivered, to each Purchaser the items set forth in Sections 2.3 and 2.4, respectively.

ARTICLE 7

MISCELLANEOUS

7.1 Survival of Representations and Warranties. The representations and warranties of the Company, Holdco and the Purchasers made in this Agreement will survive the Closing until the date that is nine (9) months after the Closing Date, at which time such representations and warranties shall expire, and, thereafter, no claim based upon breach of representation or warranty (or based upon the subject matter of the representations and warranties made herein) may be maintained unless notice specifying in reasonable detail an alleged breach of such representation and warranty is received by the alleged breaching party on or prior to such date.

7.2 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a) If to any Purchaser, c/o Canyon Capital Advisors LLC, 2000 Avenue of the Stars, Los Angeles, CA 90067, Attention: General Counsel, with a copy to Latham & Watkins LLP, 355 Grand Avenue, Los Angeles, CA 90071, Attention Casey T. Fleck, Fax: (213) 891-8763.

(b) If to the Company or Holdco: c/o Cumulus Media Inc., 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, Attention: Richard S. Denning, Fax: (404) 260-6877, with a copy to Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309-3053, Attention John E. Zamer, Fax: (404) 581-8330.

7.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

7.4 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) are not intended to confer on any Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder. Each party affirms to the other parties that, except for this Agreement and the further agreements and instruments referred to in this Agreement, there are no other agreements between or among any of the other parties relating to the subject matter hereof.

7.5 Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles the application of which would result in the application of any other law.

7.6 Jurisdiction.

(a) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding, whether in contract or in tort or otherwise, arising out of or relating to this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in any such court, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such court, (3) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (4) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) EACH PARTY (ON ITS BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS, MEMBERS, PARTNERS AND AFFILIATES) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

7.7 Publicity. None of the parties will, and none of the parties will permit any of its subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated hereby without the prior consent (which consent will not be unreasonably withheld) of the other parties; provided, however, that any party may, without the prior consent of the other parties (but after prior consultation with the other parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NASDAQ Stock Market.

7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to do so will be null and void; provided, however, that any Purchaser may assign its rights and obligations under this Agreement to any Affiliate (including any Affiliate of the Purchaser’s ultimate parent entity or general partner of such Purchaser), but in each case only if the transferee agrees in writing for the benefit of the Company and Holdco to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve such Purchaser of its obligations hereunder. Without limiting the foregoing, from and after the Closing, none of the rights of any Purchaser hereunder shall be assigned to, or enforceable by, and none of the obligations of any Purchaser hereunder shall be applicable to, any Person to whom an Purchaser may transfer Shares (including any Subordinated Unsecured Notes issuable upon exchange of any Shares in accordance with the terms of the Certificate of Designations). Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

7.9 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties.

7.10 Waivers. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may not be waived by such party unless in a writing signed by a duly authorized officer of such party that makes express reference to the provision or provisions subject to such waiver.

7.11 Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of any Purchaser, the Company or Holdco) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

7.12 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 7.12 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) the word “or” shall be disjunctive but not exclusive;

(j) references herein to any law shall be deemed to refer to such law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; and

(k) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties.

7.13 Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.14 No Liability for Certain Losses. No party shall be liable for any consequential loss, or any damages based on a multiple, arising under the Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement or caused this Agreement to be executed and delivered by their authorized representatives as of the date first above written.

CUMULUS MEDIA INC.

By:	/s/
Name:
Title:

[Signature Page to Investment Agreement]

CUMULUS MEDIA HOLDINGS INC.

By:	/s/
Name:
Title:

[Signature Page to Investment Agreement]

CANYON BALANCED FUND L.P.

By:	Canyon Balanced General Partner Company, LLC, its General Partner

	By:	Canyon Capital Advisors LLC, its Manager

		By:	/s/
Name:
Title:

CANYON VALUE REALIZATION FUND, L.P.

By:	Canyon Capital Advisors LLC, its Investment Advisor

	By:	/s/
Name:
Title:

CANYON-TCDRS FUND, LLC

By:	Canyon Capital Advisors LLC, its Managing Member

	By:	/s/
Name:
Title:

CANYON BLUE CREDIT INVESTMENT FUND L.P.

By:	Canyon Capital Advisors LLC, its Co-Investment Advisor

	By:	/s/
Name:
Title:

By:	Canyon Capital Realty Advisors LLC, its Co-Investment Advisor

	By:	/s/
Name:
Title:

AA-4